Ex - 10.7

This Letter of Agreement will serve as confirmation that Javier Schmidt & Kalma S.A. (Kalma) will serve as sole representative for Spain and Portugal and will be responsible for all marketing and sales of SheerVision surgical loupes and light products in said regions.

It is understood that Kalma will develop, with SheerVision's approval, an acceptable, results-oriented marketing program exclusively in Spain and Portugal and will maintain a sales order volume of a minimum of 100 surgical loupes annually.

Responsibilities of Kalma:

Kalma agrees to carry out the following activities to promote and increase the sales volumes and company name recognition:

      1.    Attend trade shows and exhibitions

      2. Consistently establish new local dealers/distributors in order to increase sales volumes in accordance with our established or published policy.

      3.    Assist in establishing effective after-sales service systems.

      4. Provide on-going sales training of distributor staff and/or personnel.

Financial terms:

Pricing: (SV2.5x or 2.5xx Model on Standard Steel Frame)

      1)    $325.00 per optic on orders of 36 units or more.
            36 units must be ordered at the same time to receive this per unit price. Shipping and handling is additional.

      2)    Delivery time will depend on method of shipment selected.

      3)    F.O.B: Southern California, U.S.A.

      4) One half of invoice total will be due at time order is placed and the remaining balance due on date of shipment. Standard method of payment is bank wire.

Pricing: (SV3.0x, SV3.0xx & SV3.5X Model on Standard Steel Frame)

      1)    $375.00 per optic on orders of 36 units or more.
            36 units must be ordered at the same time to receive this per unit price. Shipping and handling is additional.

      2)    Delivery time will depend on method of shipment selected.

      3)    F.O.B: Southern California, U.S.A.

      4) One half of invoice total will be due at time order is placed and remaining balance due on date of shipment. Standard method of Payment is bank wire.

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Pricing: (SV2.5x or SV 2.5xx on Titanium Frame)

      1)    $345.00 per optic on orders of 36 units or more.
            36 units must be ordered at the same time to receive this per unit price. Shipping and handling is additional.

      2)    All above requirements apply regarding shipping and billing.

Pricing: (SV3.0x, SV3.0xx & SV3.5x on Titanium Frame)

      1)    $395.00 per optic on orders of 36 units or more.
            36 units must be ordered at the same time to receive this per unit price. Shipping and handling is additional.

      2)    All above requirements apply regarding shipping and billing.

Private Labeling: (optional)

      1) SheerVision will private label optics and boxes on orders for 100 units or more. 100 units must be ordered and delivered at the same time.

      2)    Please allow 3-4 weeks for delivery on private labeled products.

      3) User's Manual and other support materials will be personalized with your company name and contact information.

Marketing Support:

      1) Current SheerVision materials can be edited to accommodate your specific marketing needs.

      2)    Trade Show support is available.

      3)    Detailed Training Manuals are available to your sales staff.

      4) Disks can be provided for purposes of translating the materials into the language of your country.

Client Support:

      1)    SheerVision stands behind their product 100%.

      2)    Any manufacturer defects will be immediately replaced at no cost.

      3) SheerVision personnel will be available at all times to answer client questions and assist with any technical and/or sales issues.

      4) A separate email address will be available to client representatives to assure a timely response on questions and/or requests for information.

Term of Agreement/Exclusivity:

      1) This Agreement will become effective September 1, 2005 and shall remain in effect for a period of one (1) year, at which time it will automatically renew if sales volumes are met.

      2) To renew and maintain exclusivity, Kalma must purchase a minimum of one hundred (100) loupe units annually from SheerVision.

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Termination of Agreement:

      1) This Agreement may be terminated at any time, without cause, by either Party upon giving the other party thirty (30) days written notice. In the event of termination, SheerVision and Kalma shall work together in good faith to minimize the adverse impact of a disruption in the supply chain.

      2) Any monies due to either party at the time of termination would be due and payable immediately.

Regarding the specifications of SheerVision surgical loupes:

SheerVision 2.5x Magnification Loupes

Weight: 2.5x - 2 1/2 ounces (entire optical system, with steel frame).

                       2.5xx - 1 1/2 ounces (entire optical system, with titanium frame).

Field of View: 4" - 6" depending on working distance.

Visual angle:          Adjustable hinge.

Working Depth:         Short Working Distance:                  10" - 13"

                       Regular Working Distance:                13" - 17"

                       Long Working Distance:                   14" - 19"

Pupillary Distance:    There is an adjustable knob on the hinge that allows
                       distance to be adjusted per individual user.

CE Mark: Loupes are CE certified and all necessary documentation will be forwarded upon request.

FDA Registration:      Loupes and Establishment are FDA Registered annually.

SheerVision is committed to providing a professional, efficient distribution program to market our surgical loupes. We look forward to working with you and your sales representatives and will go to great lengths to assure a long and mutually beneficial relationship between our respective companies.

Sincerely,

/s/ Suzanne Lewsadder

Suzanne Lewsadder
Chief Operating Officer

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November 14, 2005

Mr. Javier Schmidt
General Manager
Kalma S.A.
Camino de Hormigueras 118
4TA Planta
28031 Madrid Spain

Dear Javier,

Per your request, the following will serve, as written confirmation of an addition to our original agreement to include Italy to the regions Kalma currently serves on behalf of SheerVision:

"As an addendum to the July 2005 Agreement between SheerVision and Kalma S.A, Javier Schmidt & Kalma S.A. (Kalma) will serve as sole representative for Spain, Portugal and Italy and will be responsible for all marketing and sales of SheerVision surgical loupes and light products in said regions. All other parts of the July 2005 Agreement will stay in force and no other changes will or have been made."

Best regards,

/s/ Suzanne Lewsadder

Suzanne Lewsadder
SheerVision, Inc.

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